EXHIBIT 4.1


                        COLLAGENEX PHARMACEUTICALS, INC.
                       AMENDED CERTIFICATE OF DESIGNATION,
                             PREFERENCES AND RIGHTS
                                       OF
                 SERIES D CUMULATIVE CONVERTIBLE PREFERRED STOCK



          CollaGenex Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware (hereinafter referred to as the "Corporation"), hereby certifies as follows:

I. This Amended Certificate of Designation, Preferences and Rights of the Series D Cumulative Convertible Preferred Stock was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law (the "DGCL"), and written consent and written notice has been given as provided by
Section 228 of the DGCL. This Amended Certificate of Designation, Preferences and Rights of the Series D Cumulative Convertible Preferred Stock amends and restates in its entirety the provisions of the Certificate of Designation, Preferences and Rights of the Series D Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on May 11, 1999 as follows:

       A.     Series D Convertible Preferred Stock.
              -------------------------------------

              1. DESIGNATION, NUMBER OF SHARES. This series of Preferred Stock shall be designated as Series D Cumulative Convertible Preferred Stock ("Series D Preferred Stock"), and the number of shares that shall constitute such series shall be 200,000. The par value of Series D Preferred Stock shall be $0.01 per share.

              2. RANK. With respect to dividend rights and rights on liquidation, winding up and dissolution of the Corporation, Series D Preferred Stock shall rank senior to:

                     (i) the Common Stock, par value $0.01 per share ("Common Stock"), of the Corporation; and

                     (ii) each other class of capital stock or class or series of preferred stock issued by the Corporation after the date hereof (in accordance with Paragraph A.8.(b)(ii) hereof), the terms of which shall specifically provide that such class or series shall rank junior to Series D Preferred Stock as to dividend distributions or distributions upon liquidation, winding up and dissolution of the Corporation (each of the securities in clauses
(i) and (ii) above collectively referred to as "Junior Securities").

              3.     DIVIDEND PROVISIONS.

                     (a) Each holder of Series D Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends on each share of Series D Preferred Stock as follows: (i) during the first three (3) years after the date of the original issuance of the Series D Preferred Stock (the "Common Stock Dividend Period"), the Company shall pay such dividends at a rate equal to eight and four-tenths percent (8.4%) per share per annum in fully paid, registered, non-assessable shares of Common Stock which shares of such Common Stock shall be valued at one hundred percent (100%) of the average trading price on the NASDAQ National Market ("NASDAQ") for the five (5) trading days immediately prior to the Dividend Declaration Date (as defined in Paragraph B. hereof); and (ii) after the Common Stock Dividend Period, the Company shall pay cash dividends on each share of Series D Preferred Stock at a rate equal to eight percent (8%) per share per annum. At all times, dividends paid in cash shall be paid at a rate equal to eight percent (8%) per share per annum and dividends paid in Common Stock shall be paid at a rate of eight and four-tenths percent (8.4%) per share per annum.

              (b)    All  dividends,  whether  payable  in cash or in  shares of
Common Stock, shall be cumulative, whether or not earned or declared, and shall accrue on a daily basis beginning on the date of the original issuance of Series D Preferred Stock (whether or not funds are legally available for the declaration and/or payment of such dividends), and shall be payable semi-annually in arrears on each Dividend Payment Date (as defined in Paragraph
B. hereof), commencing on the first Dividend Payment Date after the date of the original issuance of such Series D Preferred Stock. Each dividend on Series D Preferred Stock shall be payable to the holders of record of Series D Preferred Stock as they appear on the stock register of the Corporation on such record date as may be fixed by the Board of Directors, which record date shall not be less than ten (10) nor more than sixty (60) calendar days prior to the applicable Dividend Payment Date.

              (c) Commencing on the sixth (6th) anniversary of the date of the original issuance of the Series D Preferred Stock, the annual dividend rate referenced above in Paragraph A.3.(a) shall increase by one percent (1%) per annum until the earlier of the date that all of the shares of Series D Preferred Stock are (i) converted into shares of Common Stock in accordance with Paragraph
A.5. hereof, or (ii) redeemed in accordance with Paragraph A.6. hereof.

              (d) Dividends shall cease to accrue in respect of any shares of Series D Preferred Stock on the date such shares are (i) converted into shares of Common Stock in accordance with Paragraph A.5. hereof, or (ii) are redeemed in accordance with Paragraph A.6. hereof.

              (e) Accrued dividends on the Series D Preferred Stock, if not paid on the first or any subsequent Dividend Payment Date following accrual, shall thereafter accrue additional dividends ("Additional Dividends") in respect thereof, compounded semi-annually, at the rate specified hereinabove in Paragraph A.3.(a) hereof or as specified hereinbelow in Paragraph A.3.(h) hereof; during the first six (6) years after the date of the original issuance of the Series D Preferred Stock, and at the applicable increased dividend rate for each year thereafter.

              (f) All dividends paid with respect to shares of Series D Preferred Stock pursuant to Paragraph A.3.(a) shall be paid pro rata to the holders of Series D Preferred Stock of record entitled thereto.

              (g) Dividends on account of arrears for any past Dividend Period may be declared and paid at any time, without reference to any regular Dividend Payment Date, to the holders of Series D Preferred Stock of record on any date as may be fixed by the Board of Directors, which date is not more than thirty (30) calendar days prior to the payment of such dividends.

              (h) The dividend payable to holders of Series D Preferred Stock as set forth above in Paragraph A.3.(a) shall be doubled (the "Default Dividends"), which Default Dividends shall be payable in either cash or Common Stock at the choosing of each holder of Series D Preferred Stock upon the occurrence and during the continuance of any of the following events (each an "Event of Default" and collectively the "Events of Default") not cured or not curable, upon the giving of written notice thereof to the Corporation by the holders of a majority of the shares of Series D Preferred Stock then outstanding:

                     (i) in the event that the Corporation does not (A) declare the dividend payable on the shares of Series D Preferred Stock within thirty (30) calendar days of the Dividend Declaration Date, (B) fulfill its dividend payment obligation in full for the Series D Preferred

Stock, as set forth herein, within thirty (30) calendar days after said dividend payment is due and payable, or (C) fulfill its dividend payment obligation in the form of either cash or stock as required herein; or

                     (ii) in the event that the Corporation shall have materially breached any of the representations and warranties contained in any of the Stock Purchase Agreement or the Stockholders and Registration Rights Agreement and any registration statement filed by the Company in relation thereto; or

                     (iii) in the event that the Corporation shall have materially breached any of the covenants or agreements contained in any of the Stock Purchase Agreement or the Stockholders and Registration Rights Agreement and such breach shall not have been cured to the satisfaction of the holders of record of a majority of the shares of Series D Preferred Stock then outstanding within thirty (30) calendar days after the date of giving of notice of such breach to the Corporation; or

                     (iv) in the event of the acceleration of any indebtedness of the Corporation with a principal amount in excess of One Million Dollars ($1,000,000); or

                     (v)    in  the   event   of   the   receipt   of  a   final
non-appealable judgment against the Corporation in an amount that is uninsured in excess of One Million Dollars ($1,000,000); or

                     (vi) in the event that the Corporation shall (A) apply for or consent to the appointment of a receiver, trustee or liquidator for the Corporation or any of its property; (B) admit in writing its inability to pay debts as they mature; (C) make a general assignment for the benefit of Creditors; (D) be adjudicated bankrupt or insolvent; (E) file a voluntary petition in bankruptcy, a petition or answer seeking reorganization or an arrangement with creditors to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law; or (F) have failed to have an involuntary petition in bankruptcy filed against it dismissed and discharged within sixty
(60) calendar days after the date of such filing; corporate actions shall be taken for the purpose of effecting any of the foregoing; or an order, judgment or decree shall be entered without the application, approval or consent of the Corporation, by any court of competent jurisdiction, approving a petition seeking reorganization of the Corporation or of all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for sixty (60) calendar days (a "Bankruptcy"); or

                     (vii) in the event that either (A) any court of competent jurisdiction finds that any of the patents owned or licensed by the Corporation are invalid in any material respect; or (B) any of the patents owned or licensed by the Corporation materially infringe upon any other patent; provided, however, that in the event of either (A) or (B), Investor, in good faith, determines that such finding will have a Material Adverse Effect on the Corporation; or

                     (viii) if at any time after the date the first share of Series D Preferred Stock is issued, shares of Common Stock are not actively publicly traded on the American Stock Exchange, NASDAQ or NYSE; or

                     (ix) in the event that the Corporation consolidates or merges the Corporation with or into any other corporation or corporations, or sells, conveys or disposes of all or substantially all of the assets of the Corporation or enters into a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is sold or otherwise disposed of (a "Change in Control").

          In addition to the foregoing, in the event that the Board of Directors continues to fail to declare and pay accrued dividends and/or Default Dividends on the shares of Series D Preferred Stock after the Corporation has been notified of an Event of Default in accordance with Paragraph A.3.(h)(i) hereof, which is not curable or has not been cured within the period of time prescribed for the Corporation to effectuate such a cure, the holders of record of a majority of shares of Series D Preferred Stock shall have the option, during the continuance of such an Event of Default, to elect to have the Conversion Price reset to the then fair market value of the Common Stock of the Corporation, as determined by using the five (5) day trailing average closing price of the Common Stock of the Corporation, as reported on NASDAQ. Any reset of the Conversion Price hereunder shall be effective on the day immediately after the date of the holders' notice to the Corporation.

          Notwithstanding the foregoing, in the event that the Corporation is unable to meet its obligation to pay cash dividends in the form of cash because of (a) a deficiency in the cash position of the Corporation such that the payment of such dividends in cash would have a Material Adverse Effect on the Corporation, or (b) a prohibition by the DGCL, then the Corporation shall be permitted to pay Default Dividends in shares of Common Stock during such time the condition described in this paragraph continues.

              (i) The holders of Series D Preferred Stock shall be entitled to receive the dividends provided for in Paragraph A.3.(a) hereof in preference to and in priority over any dividends upon any of the Junior Securities. Such dividends on the Series D Preferred Stock shall be cumulative, whether or not earned or declared, so that if at any time full Accumulated Dividends (as defined in Paragraph B. of this Agreement) on all shares of Series D Preferred Stock then outstanding have not been paid for all Dividend Periods then elapsed and a prorated dividend on the Series D Preferred Stock at the rate aforesaid from the Dividend Payment Date immediately preceding the Junior Payment Date (as defined below) to the Junior Payment Date have not been paid or set aside for payment, the amount of such unpaid dividends shall be paid before any sum shall be set aside for or applied by the Corporation to the purchase, redemption or other acquisition for value of any shares of Junior Securities (either pursuant to any applicable sinking fund requirement or otherwise) or any dividend or other distribution shall be paid or declared and set apart for payment on any Junior Securities (the date of any such actions to be referred to as the "Junior Payment Date"); provided, however, that the restrictions set forth in this sentence shall not apply to the purchase or other acquisition of Junior Securities pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Corporation or any subsidiary of the Corporation heretofore or hereafter adopted.

              (j) Dividends payable on Series D Preferred Stock for any period less than one (1) year shall be computed on the basis of a 360-day year consisting of twelve 30-day months plus the actual number of calendar days elapsed in the month for which such dividends are payable.

          4. LIQUIDATION PREFERENCE. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of all shares of Series D Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to One Hundred Dollars ($100.00) in cash per share, plus an amount equal to full cumulative dividends (whether or not earned or declared) accrued and unpaid thereon, including Default Dividends and Additional Dividends, to the date of final distribution and no more, before any distribution is made on any Junior Securities. After payment in full pursuant to this Paragraph A.4., the holders of Series D Preferred Stock shall not be entitled to any further participation in any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation.

          5.   CONVERSION.

              (a) RIGHT OF CONVERSION. Each share of Series D Preferred Stock shall be convertible, at the option of the holder thereof, at any time, and from time to time, after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series D Preferred Stock, into such number of fully paid, registered, non-assessable shares of Common Stock as is determined by dividing One Hundred Dollars ($100.00) by the Conversion Price. The "Conversion Price" for the Series D Preferred Stock shall be Eleven Dollars ($11.00) per share. The Conversion Price for the Series D Preferred Stock shall be subject to adjustment as set forth in Paragraph A.5.(c) hereof.

              (b) PROCEDURES FOR VOLUNTARY CONVERSION. Before any holder of shares of Series D Preferred Stock shall be entitled to convert any of such shares into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series D Preferred Stock, and shall give written notice by mail, postage prepaid, or hand delivery, to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holders of shares of Series D Preferred Stock, or to the nominee or nominees of such holders, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series D Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering the Series D Preferred Stock for conversion, be conditioned upon the effectiveness of such offering, in which event the person(s) entitled to receive Common Stock issuable upon such conversion of the Series D Preferred Stock shall not be deemed to have converted such Series D Preferred Stock until immediately prior to the effectiveness of such offering and the Corporation shall deliver to such holders tendering Series D Preferred Stock for conversion written notice of the anticipated date of such effectiveness no less than ten
(10) calendar days prior thereto.

                (c) ADJUSTMENTS OF CONVERSION PRICE. So long as any shares of Series D Preferred Stock are outstanding, the Conversion Price of the Series D Preferred Stock shall be subject to adjustment from time to time as follows:

                     (i) (A) Upon issuance (or deemed issuance pursuant to the provisions hereof) by the Corporation of any Additional Stock (as defined below) after the date of issuance of Series D Preferred Stock, without consideration or for an Effective Price per share, or, in the case of Convertible Securities, a conversion price per share, less than the Conversion Price for the Series D Preferred Stock in effect immediately prior to the issuance (or deemed issuance) of such Additional Stock, then the Conversion Price for the Series D Preferred Stock in effect immediately prior to each (such issuance or deemed issuance) shall be adjusted, if the issuance occurs after the initial twelve (12) month period after the date of original issuance of the Series D Preferred Stock, to a price determined by the following formula: (A +
B) / (C + D), where "A" equals the number of shares of Common Stock outstanding immediately prior to such issuance or sale multiplied by the then applicable Conversion Price, where "B" equals the consideration, if any, received by the Corporation upon such issuance or sale, where "C" equals the total number of shares of Common Stock outstanding prior to issuance of the additional shares and where "D" equals any Additional Stock or any conversion shares, or any other shares reserved for issuance which are associated with such financing, immediately after such issuance or sale. See Exhibit A hereto for an example of the formula set forth herein.

                            (B)    No  adjustment  of the  Conversion  Price for
Series D Preferred Stock shall be made in an amount less than one-half of One Cent ($0.005) per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be taken into account in any subsequent adjustment to the Conversion Price. No adjustment of the Conversion Price for the Series D Preferred Stock pursuant to this Paragraph A.5.(c)(i) shall have the effect of increasing such Conversion Price for the Series D Preferred Stock above the Conversion Price in effect immediately prior to such adjustment.

                            (C)    In the case of the issuance of  securities of
the  Corporation  for  cash,  the  amount  of  consideration   received  by  the
Corporation for such securities shall be deemed to be the amount of cash paid therefor before deducting any discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                            (D)    In the case of the issuance of  securities of
the Corporation for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to have a dollar value equal to the fair market value of such non-cash consideration, irrespective of any accounting treatment thereof, as determined by a vote of the majority of the Board of Directors including the affirmative vote of the Series D Preferred Director.

                            (E)    In the case of the issuance  (whether before,
on or after the date of issuance of Series D Preferred Stock) of Options or Convertible Securities, the following provisions shall apply for all purposes of this Paragraph A.5.(c)(i) and Paragraph A.5.(c)(ii) hereof:

                     (1) With respect to Options to purchase Common Stock, the aggregate maximum number of shares of Common Stock deliverable upon exercise of such Options shall be deemed to have been issued at the time such Options were issued and for a consideration equal to the consideration (determined in the manner provided in Subparagraph
                     A.5.(c)(i)(C) and Subparagraph A.5.(c)(i)(D) hereof), if any, received by the Corporation for such Options plus the minimum exercise price provided in such Options for Common Stock issuable thereunder.

                     (2) With respect to Convertible Securities and Options to purchase Convertible Securities, the aggregate maximum number of shares of Common Stock deliverable upon the conversion or exchange of any such Convertible Securities and the aggregate maximum number of shares of Common Stock issuable upon the exercise of such Options to purchase Convertible Securities and the subsequent conversion or exchange of such Convertible Securities shall be deemed to have been issued at the time such Convertible Securities or such Options were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such Convertible Securities and Options, plus the minimum additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such Convertible Securities or the exercise of such Options and the conversion or exchange of the Convertible Securities issuable upon exercise of such Options (the consideration in each case to be determined in the manner provided in Subparagraphs A.5.(c)(i)(C) and A.5.(c)(i)(D) hereof).

                     (3) In the event of any change in the number of shares of Common Stock deliverable, or in the consideration payable to the Corporation, upon exercise of such Options or upon conversion or exchange of such Convertible Securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the Series D Preferred Stock, to the extent in any way affected by or computed using such Options or Convertible Securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such Options or the conversion or exchange of such Convertible Securities.

                     (4) Upon the expiration or termination of any such Options or any such rights to convert or exchange Convertible Securities, the Conversion Price of the Series D Preferred Stock, to the extent in any way affected by or computed using such Options or Convertible Securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and Options and Convertible Securities which remain in effect) that were actually issued upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities.

                     (5) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Subparagraphs A.5.(c)(i)(E)(1) and (2) hereof shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Subparagraph A.5.(c)(i)(E)(3) or (4) hereof.

                    (ii) "Additional Stock" shall mean any shares of Common Stock or shares of Common Stock issuable pursuant to Convertible Securities issued or Options (or deemed to have been issued pursuant to Paragraph A.5.(c)(i)(E) hereof) by the Corporation after the date of issuance of Series D Preferred Stock, except:

                                   (A)  Common  Stock   issued   pursuant  to  a
transaction described in Paragraph A.5.(c)(iii) hereof;

                                   (B) Common Stock or options to purchase  such
Common Stock issued to officers, employees or directors of, or consultants to, the Corporation, pursuant to any agreement, plan or arrangement approved by the Board of Directors of the Corporation; provided, however, that the maximum number of shares of Common Stock heretofore or hereafter issued or issuable pursuant to all such agreements, plans and arrangements shall not exceed an aggregate of Three Million One Hundred Seventeen Thousand Four Hundred Thirty Nine (3,117,439) shares of Common Stock ("Permitted Options"); and provided, further, that any option grant subsequent to the date of this Amended Certificate of Designation, Preferences and Rights of the Series D Cumulative Convertible Preferred Stock of CollaGenex Pharmaceuticals, Inc., which otherwise requires the approval of the board of directors, shall require, prior to the time of such grant, the approval of the Series D Preferred Stock Director (as defined in Section 8(c) hereof); and

                                   (C) Common Stock issued or issuable upon
conversion of shares of Series D Preferred Stock.

                    (iii) In the event the Corporation at any time or from time to time after the date of issuance of Series D Preferred Stock fixes a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of shares of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series D Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series D Preferred Stock shall be increased in proportion to such increase in the aggregate number of shares issuable with respect to Common Stock Equivalents, with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Subparagraph A.5.(c)(i)(E) hereof.

                    (iv) If the number of shares of Common Stock outstanding at any time after the date of issuance of Series D Preferred Stock is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series D Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Series D Preferred Stock shall be decreased in proportion to such decrease in the outstanding shares of Common Stock.

                (d) OTHER DISTRIBUTIONS. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Paragraph A.5.(c)(iii) hereof, then, in each such case for the purpose of this Paragraph A.5.(d), the holders of shares of Series D Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were holders of the number of shares of Common Stock into which their shares of Series D Preferred Stock are convertible as of the record date fixed for the determination of the holders of shares of Common Stock entitled to receive such distribution.

                (e) RECAPITALIZATION. If at any time or from time to time there shall be a recapitalization or reclassification of Common Stock (other than a subdivision, combination or consolidation, merger or sale of assets or stock transaction provided for in Paragraph A.6. hereof), provision shall be made so that each holder of shares of Series D Preferred Stock shall thereafter be entitled to receive, upon conversion of the Series D Preferred Stock, the number of shares of stock or other securities or property of the Corporation or otherwise, receivable upon such recapitalization or reclassification by a holder of the number of shares of Common Stock into which such shares of Series D Preferred Stock could have been converted immediately prior to such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Paragraph A.5. with respect to the rights of the holders of shares of Series D Preferred Stock after the recapitalization or reclassification to the end that the provisions of this Paragraph A.5. (including adjustments of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series D Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

                (f) NO IMPAIRMENT. The Corporation will not, by amendment of this Certificate of Incorporation or through any reorganization, recapitalization or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Paragraph A.5. and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of shares of Series D Preferred Stock against impairment.

               (g) NO FRACTIONAL SHARES. No fractional shares shall be issued upon conversion of the Series D Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded upward to the nearest whole share, and there shall be no payment to a holder of shares of Series D Preferred Stock for any such rounded fractional share. Whether or not fractional shares result from such conversion shall be determined on the basis of the total number of shares of Series D Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

               (h) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Price of the Series D Preferred Stock pursuant to this Paragraph A.5., the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of shares of Series D Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, certified by the Corporation's President or Chief Financial Officer. The Corporation shall, upon the written request at any time of any holder of shares of Series D Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment and readjustment, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series D Preferred Stock.

               (i) NOTICES OF RECORD DATE. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of shares of Series D Preferred Stock, at least twenty
(20) calendar days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

               (j) RESERVATION OF STOCK ISSUABLE UPON CONVERSION, DIVIDENDS. The Corporation shall at all times take appropriate steps to reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of (i) effecting the conversion of the shares of Series D Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series D Preferred Stock, and (ii) the payment of dividends as contemplated in Paragraph A.3.(a). If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series D Preferred Stock or the payment of dividends, then in addition to such other remedies as shall be available to the holder of such shares of Series D Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

               (k) NOTICES. Any notice required by the provisions of this Paragraph A.5. to be given to the holders of shares of Series D Preferred Stock shall be deemed given when received if delivered via courier or sent by facsimile, by telex, or by United States mail, postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of the Corporation.

               (l)  MANDATORY CONVERSION.

                    (i) All or a portion of the shares of Series D Preferred Stock shall, at the option of the Corporation (as determined by the Board of Directors), automatically be converted into fully paid, registered and non-assessable shares of Common Stock in accordance with Paragraph A.5.(a)(i) above, if at any time after the date the first share of Series D Preferred Stock is issued, the following two conditions are met:

                         (A) the Closing  Common  Stock Market Price (as defined
in Paragraph B.(d) hereof) for forty (40) consecutive trading days is at least two hundred percent (200%) of the Conversion Price then in effect; and

                         (B) an effective shelf registration (in accordance with
Section 5(b) of the Stockholders and Registration Rights Agreement) is in effect for the shares of Common Stock to be issued upon conversion of the shares of Series D Preferred Stock.

                    (ii) If the Corporation has elected to convert Series D Preferred Stock into Common Stock pursuant to Paragraph A.5.(l)(i) above, the Corporation will provide written notice of mandatory conversion of shares of Series D Preferred Stock to each holder of record of Series D Preferred Stock no less than thirty (30) nor more than sixty (60) calendar days prior to the date fixed for conversion by first class mail, postage prepaid, to each holder at such holder's address as it appears on the stock register of the Corporation. The Corporation's obligation to deliver shares of Common Stock shall be deemed fulfilled if, on the mandatory conversion date, the Corporation shall deposit with a bank or trust company in New York, New York having capital of at least One Hundred Million Dollars ($100,000,000), such number of shares of Common Stock as are required to be delivered by the Corporation upon the conversion of the shares of Series D Preferred Stock so called for conversion. Provided the Corporation has fulfilled its obligation to deposit shares as provided in the foregoing sentence, effective on the mandatory conversion date fixed by the Corporation and notified to the holders of Series D Preferred Stock, each outstanding share of Series D Preferred Stock shall be converted into a fully paid, registered, and non-assessable share of Common Stock at the Conversion Price then in effect, automatically and without any action on the part of any holder of shares of Series D Preferred Stock, and each such share of Common Stock shall be deemed outstanding from and after the mandatory conversion date.

          6.   OPTIONAL REDEMPTION.

                (a) If at any time after the date of original issuance of the shares of Series D Preferred Stock less than five percent (5%) of the shares of Series D Preferred Stock originally issued are outstanding, the Corporation shall be entitled, at the Corporation's option, to redeem the shares of Series D Preferred Stock then outstanding for an amount equal to one hundred percent (100%) of the original issue price per share plus an amount equal in full to cumulative accrued dividends and Default Dividends (whether or not earned or declared) accrued and unpaid thereon.

                (b) In the event that on and after the third (3rd) anniversary of the date of the original issuance of the Series D Preferred Stock and continuing until the fifth (5th) anniversary thereof a Change in Control occurs, the Corporation shall be entitled, at its option, to redeem all of the shares of Series D Preferred Stock then outstanding for an amount equal to one hundred twenty percent (120%) per share of the liquidation preference plus an amount equal in full to cumulative accrued dividends and Default Dividends (whether or not earned or declared) accrued and unpaid thereon from the date of original issuance of the Series D Preferred Stock until the date of redemption.

                (c) If at any time after the fifth (5th) anniversary of the date of the original issuance of the Series D Preferred Stock a Change in Control occurs, the Corporation shall be entitled, at its option, to redeem all of the shares of Series D Preferred Stock then outstanding for an amount equal to one hundred percent (100%) per share of the liquidation preference plus an amount equal in full to cumulative dividends and Default Dividends (whether or not earned or declared) accrued and unpaid thereon from the date of original issuance of the Series D Preferred Stock until the date of redemption.

                (d) If the Corporation elects to redeem Series D Preferred Stock pursuant to this Paragraph 6(a), (b) or (c), the Corporation will provide written notice of such optional redemption of shares of Series D Preferred Stock to each holder of record of Series D Preferred Stock not less than thirty (30) calendar days prior to the date fixed for redemption by first class mail, postage prepaid, to each holder and such holder's address as it appears on the stock register of the Corporation.

          7. STATUS OF CONVERTED STOCK. In the event any shares of Series D Preferred Stock are converted to Common Stock pursuant to Paragraph A.5. hereof, or are redeemed by the Corporation pursuant to Paragraph A.6. hereof, the shares so converted or so redeemed shall be canceled, retired and eliminated and shall not be reissued by the Corporation. The Certificate of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock.

          8.   VOTING RIGHTS.

                (a) GENERAL. The holders of Series D Preferred Stock shall be entitled to vote together with the holders of Common Stock on all matters to be voted on by the Corporation on an as-converted basis.

                (b)     CLASS VOTING RIGHTS.

                        (i) Except as otherwise provided below, a vote of at least a majority of the shares of the Series D Preferred Stock then outstanding shall be sufficient to take any action requiring the vote of the Series D Preferred Stock as a separate class. At any meeting where the Series D Preferred Stock shall have the right to vote as a separate class, the presence, in person or by proxy, of a majority of the then outstanding shares of Series D Preferred Stock shall constitute a quorum of such class.

                        (ii) So long as any Series D Preferred Stock is outstanding, the Corporation shall not, without the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of all outstanding shares of Series D Preferred Stock voting separately as a class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting called for this purpose (A) amend, alter or repeal any provision of the Certificate of Incorporation or By-laws of the Corporation, each as amended, so as to affect, in any manner adverse to the holders of Series D Preferred Stock, the relative rights, preferences, qualifications, limitations or restrictions of the Series D Preferred Stock; (B) create, authorize, designate or reclassify any authorized stock of the Corporation into, or increase the authorized amount of, or issue any capital stock that ranks senior to or pari passu with the Series D Preferred Stock, or any Junior Securities, whether voluntary or involuntary, or any security convertible into such a class or series, which are required to be redeemed by the Corporation at any time that any shares of Series D Preferred Stock are outstanding; (C) during the first twelve (12) months after Closing issue Common Stock or securities convertible into Common Stock at a price or conversion price (except options under the Option Plans) below the Conversion Price then in effect; or (D) take any other action on which the holders of Series D Preferred Stock shall be entitled by law to vote separately as a class.

                    (iii) The Corporation shall not, without the express written approval of the holders of record of a majority of the shares of Series D Preferred Stock then outstanding take any of the following actions:

                         (A) DIVIDENDS. The Corporation shall not declare or pay
any dividend or distribution on any shares of capital stock of the Corporation other than dividends on Series D Preferred Stock.

                         (B)  INDEBTEDNESS.  The  Corporation and its subsidiary
shall not (x) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Corporation, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except that the Corporation may incur such indebtedness in any amount not to exceed Ten Million Dollars ($10,000,000) in the aggregate outstanding at any time only for the Corporation's working capital requirements in the ordinary course of business ("Working Capital Loans"); or (y) make any loans, advances of capital contributions to, or investments in, any other person, other than to the Corporation or its subsidiaries.

                         (C) DISPOSITIONS.  The Corporation shall not enter into
or effect a recapitalization, corporate reorganization (including, without limitation, any distribution of assets to a subsidiary of the Corporation) or liquidation, sell, assign, lease or otherwise dispose (including by way of mortgage, license, encumbrance or any lien) of any assets or securities, except for (i) transactions in the ordinary course of business or (ii) any pledge, assignment, encumbrance, lien or other disposition of working capital assets (accounts receivable and inventory) directly related to the Working Capital Loan (as defined in Section 2(b)(ii) above), or effectuate any split, subdivision or combination of any Equity Securities, or enter into a material contract or release or relinquish any material contract rights not in the ordinary course of business, or make any amendments, or modifications thereto. Notwithstanding the foregoing, the Corporation shall not, at any time, sell, assign, lease or otherwise dispose (including by way of pledge, mortgage, license, encumbrance or any lien) of any license, patent or Intellectual Property of the Corporation, except in the ordinary course of business, without the express written approval of the holders of a majority of the shares of Series D Preferred Stock then outstanding. For purposes of the foregoing sentence, ordinary course of business shall include, without limitation, (a) licenses for purposes of research, development, manufacturing, marketing and/or distribution and (b) the abandonment of any Intellectual Property which the Corporation determines is of insignificant benefit to the Corporation and which could not, individually or in the aggregate, have a Material Adverse Effect on the Corporation.

                         (D)  RESEARCH   AND   DEVELOPMENT   EXPENDITURES.   The
Corporation shall not make research and development expenditures in excess of Seven Million Dollars ($7,000,000) in any one (1) continuous twelve (12) month period, unless the Corporation has reported positive net income (calculated in accordance with generally accepted accounting principles consistently applied, reported on all necessary and appropriate filings of SEC Documents and only excluding any extraordinary or unusual gains) for four (4) consecutive quarters immediately prior to such twelve (12) month period.

                         (E)  ACQUISITIONS.  The Corporation  shall not merge or
consolidate with, purchase, lease or otherwise make any acquisition of all or substantially all of the assets, properties or securities of, any person or entity in a transaction or series of related transactions with any calendar year period in excess of Ten Million Dollars ($10,000,000).

                         (F) PROTECTIVE  AGREEMENTS.  The Corporation shall not:
(i) enter into any non-disclosure agreement, that is not substantially in the form utilized by the Corporation as of the effective date of this Amended Certificate of Designation, with each new employee hired after the date of Closing; and (ii) enter into any non-competition agreement, that is not substantially in the form utilized by the Corporation, with each new officer hired after the date of Closing. The Corporation shall not terminate, amend or modify in any material respect any agreement relating to matters of non-disclosure or non-competition.

                         (G) BENEFIT PLANS.  The Corporation  shall not adopt or
amend in any material respect any collective bargaining agreement or any Employee Benefit Plan of the Corporation which, individually or in the aggregate, could reasonably by expected to have a Material Adverse Effect.

               (c) BOARD OF DIRECTORS. The Board of Directors of the Corporation shall consist of not less than five (5) and not more than nine (9) directors. At each annual meeting of the stockholders of the Corporation, and at each special meeting of the stockholders of the Corporation called for the purpose of electing directors of the Corporation, and at any time at which stockholders of the Corporation shall have the right to, or shall, vote for or consent in writing to the election of directors of the Corporation, then, and in each such event, until the occurrence of an Event of Default, (i) the holders of record of shares of Series D Preferred Stock voting together as a separate class shall be entitled, but not obligated, to elect one (1) director, who shall be nominated by the holders of record of a majority of the shares of Series D Preferred Stock then outstanding (the "Series D Preferred Stock Director"), and
(ii) the holders of record of shares of Common Stock shall elect the remaining directors, up to a maximum of eight (8), all of whom shall be nominated by the Board of Directors of the Corporation (collectively, the "Common Directors"). At any such meeting called for the purpose of electing directors, the presence in person or by proxy of (i) the holders of record of a majority of the shares of Series D Preferred Stock then outstanding, in the case of the election of the Series D Preferred Stock Director and (ii) the holders of record of a majority of the shares of each of the Common Stock, in the case of the election of a Common Director, shall constitute a quorum for the election of directors to be elected by such holders. A vacancy in any directorship entitled to be elected by the holders of record of shares of Series D Preferred Stock (including without limitation, a vacancy resulting from the decision during an earlier election by the holders of the Series D Preferred Stock not to fill the directorship to be held by the Series D Preferred Stock Director) shall be filled only by vote or written consent of the holders of record of shares of Series D Preferred Stock, in the manner set forth herein. A vacancy in any directorship elected by the holders of record of Common Stock may be filled by the vote or written consent of a majority of the directors elected by the holders of record of Common Stock then in office, and such appointed director shall serve until the next annual meeting of stockholders of the Corporation, unless earlier removed or such director resigns. Each Common Director who shall have been elected as provided in this Paragraph A.8.(c) may be removed during his or her term of office, whether with or without cause, only by the holders of record of a majority of the shares of Common Stock then outstanding, and each Series D Preferred Stock Director who shall have been elected as provided in this Paragraph A.8.(c) may be removed during his or her term of office, whether with or without cause, by the holders of record of a majority of the shares of Series D Preferred Stock then outstanding. Each Common Director and the Series D Preferred Stock Director shall be entitled to one (1) vote on all matters which directors are entitled to vote on. The holders of record of a majority of the shares of Series D Preferred Stock then outstanding shall have the right to call meetings of the Board of Directors and management of the Corporation, upon no less than five (5) calendar days' prior written notice; provided, that such meetings are called no more frequently than once per fiscal quarter; and, provided, further, so long as no Event of Default has occurred or is continuing, a meeting may be called only if the Board of Directors has not held a board meeting or scheduled a board meeting for the calendar quarter in which such holders of Series D Preferred Stock seek to call a meeting. During such time as holders of record of a majority of the Series D Preferred

Stock then outstanding are entitled to elect the Series D Preferred Stock Director to the Board of Directors, such holders shall also be entitled to have such Series D Preferred Stock Director serve on the compensation committee of the Board of Directors and any special committee created by the Board of Directors not in the ordinary course of business and the Corporation shall cause such Series D Preferred Stock Director to be so appointed; provided, however, that if such Series D Preferred Stock Director would not be considered "independent" or "disinterested" (i) for purposes of any applicable rule of NASDAQ or (ii) for purposes of any special committee formed in connection with any transaction or potential transaction involving the Corporation and Investor or any Purchaser, then such Series D Preferred Stock Director shall not be eligible to be appointed to such committee.


          9. LACK OF PUBLIC MARKET. If the Common Stock of the Corporation ceases to be listed or authorized to be quoted on any national securities exchange or the public market for the Common Stock of the Corporation otherwise ceases to exist, the Corporation shall engage an investment bank, reasonably acceptable to the Corporation and the holders of record of a majority of the shares of the Series D Preferred Stock, to determine the fair market value price of the Common Stock, from time to time, in connection with Paragraphs A.3., A.5. and A.6.

       B. DEFINITIONS. As used herein, the following terms shall have the following definitions:

              (a) "Accumulated Dividends" means with respect to any share of Series D Preferred Stock, the dividends that have accrued on such shares as of such specified date for Dividend Periods ending on or prior to such date and that have not previously been paid in cash, including Additional Dividends and Default Dividends.

              (b) "Additional Dividends" has the meaning given to such term in Paragraph A.3.(e).

              (c) "Additional Stock" has the meaning set forth in Paragraph A.5.(c)(ii).

              (d) "Closing Common Stock Market Price" for any day means the last sale price regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way, in either case as reported on American Stock Exchange, NASDAQ, NYSE or any other national securities market.

              (e) "Common Stock Equivalents" has the meaning set forth in Paragraph A.5.(c)(iii) hereof.

              (f) "Conversion Price" has the meaning set forth in Paragraph A.5.(a) hereof.

              (g) "Convertible Securities" means any indebtedness or shares of stock convertible into or exchangeable for Common Stock.

              (h) "Dividend Declaration Date" means the last trading day on NASDAQ immediately prior to June 30 and December 31 of each year in which any shares of the Series D Preferred Stock are outstanding.

              (i) "Dividend Payment Dates" means July 31 and January 31 of each year (or, if such day is not a business day, the next succeeding day that is a business day); provided, however, that with respect to July 31, 1999, the Dividend Declaration Date shall be the later to occur of (i) July 31, 1999, or
(ii) the date on which the Corporation's registration statement with respect to the Common Stock with which dividends are then to be paid is declared effective by the Securities and Exchange Commission.

              (j) "Dividend Period" means the Initial Dividend Period and, thereafter, each Semi-Annual Dividend Period.

              (k) "Effective Price" of shares of Additional Stock means the quotient determined by dividing (i) the total number of such shares of Additional Stock issued or sold, or deemed to have been issued or sold, by the Corporation under Paragraph A.5.(c) hereof, into (ii) the consideration received by the Corporation under Paragraph A.5.(c) hereof for the issuance of such shares of Additional Stock.

              (l)    "Initial   Dividend   Period"  means  the  dividend  period
commencing on the date of issuance of the Series D Preferred Stock and ending on the first Dividend Payment Date to occur thereafter.

              (m)    "Investor" means OCM Principal Opportunities Fund, L.P.

              (n) "Intellectual Property" has the meaning set forth in the Stock Purchase Agreement.

              (o)    "Junior   Payment  Date"  has  the  meaning  set  forth  in
Paragraph A.3.(i) hereof.


               (p) "Junior  Securities"  has the meaning set forth in  Paragraph
A.2. hereof.

              (q) "Material Adverse Effect" shall mean (i) any adverse change in the condition (financial or otherwise), assets (including, without limitation, patents and licenses to patents), liabilities, business, results of operations or prospects of the Company or its Subsidiary, which change individually or in the aggregate, is material to the Company or its Subsidiary, or (ii) any event, matter, condition or effect which impairs the ability of the Company or its Subsidiary to perform on a timely basis its obligations hereunder. Materiality under clauses (i) or (ii) hereof shall be determined in good faith by the holders of record of a majority of the shares of Series D Preferred Stock.

              (r) "NASDAQ" shall have the meaning set forth in Paragraph A.3.(a) hereof.

              (s)    "NYSE" shall mean the New York Stock Exchange.

              (t) "Option" means rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

              (u) "Purchaser" and "Purchasers" shall mean those persons, individually and collectively, who are parties to the Stock Purchase Agreement, as identified on Exhibit C to the Stock Purchase Agreement.

              (v) "Permitted Options" has the meaning set forth in Paragraph A.5.(c)(ii)(B) hereof.

              (w)    "Semi-Annual   Dividend   Periods"  means  the  semi-annual
periods (1) commencing on each January 1 and ending on each June 30 and (2) commencing on July 1 and ending on each December 31.

              (x) "Stockholders and Registration Rights Agreement" means the Stockholders and Registration Rights Agreement dated as of March 19, 1999, between the Corporation, the Investor and the Purchasers named therein, the Schedules and Exhibits thereto, and any certificate or other document required thereby, as the same may be amended from time to time.

              (y) "Stock Purchase Agreement" means the Stock Purchase Agreement dated as of March 19, 1999, between the Corporation, Investor and the Purchasers named therein, the Schedules and Exhibits thereto, and any certificate or other document required thereby, as the same may be amended from time to time.

                                    *********

               IN WITNESS WHEREOF, the undersigned has caused this Amended Certificate of Designation, Preferences and Rights of Series D Cumulative Convertible Preferred Stock to be signed on the 15th day of October, 2001.

                                           /s/ Brian M. Gallagher
                                           ------------------------------------
                                           Brian M. Gallagher
                                           President and Chief Executive Officer

                                    EXHIBIT A

     Example of Application of Formula for Adjustment of Conversion Price.

     If, twelve (12) months after the original issuance of the Series D Preferred Stock, 9,000,000 shares of Common Stock were then outstanding and the Company were to issue 100,000 shares of Common Stock (the Additional Stock) for $10.00 per share (and thus, less than the $11 Conversion Price for Series D Preferred Stock than in effect), the Conversion Price would be adjusted as follows:

                                      [(A+B)] / [(C+D)]
        [(9,000,000 x $11) + (100,000 x $10)] / [(9,000,000) + (100,000)]
                [(99,000,000) + ($1,000,000)] / [(9,100,000)]
                              [(100,000,000)] / [(9,100,000)]
                                              = $10.99